Exhibit 99.1

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559

Richard W. Gochnauer

President and Chief Executive Officer

             or

Victoria Reich

Sr. Vice President and Chief Financial Officer

United Stationers Inc.
(847) 627-7000

FOR IMMEDIATE RELEASE

UNITED STATIONERS SIGNS A DEFINITIVE PURCHASE AGREEMENT FOR ORS NASCO

DEERFIELD, Ill., Nov. 15, 2007 — United Stationers Inc. (NASDAQ: USTR) announced today that its wholly owned subsidiary, United Stationers Supply Co., signed a definitive purchase agreement with an affiliate of Brazos Private Equity Partners, LLC of Dallas, Texas and other shareholders, to acquire 100% of the outstanding shares of ORS Nasco Holding, Inc. (ORS Nasco).  ORS Nasco is a pure wholesale distributor of industrial supplies, selling exclusively to independent distributors. The company is headquartered in Muskogee, Oklahoma, with annual sales of approximately $285 million.  ORS Nasco offers about 200,000 premium branded and private label products from over 600 manufacturers.  ORS Nasco sells to more than 10,000 independent distributors in multiple channels, including industrial, MRO (maintenance, repair and operations), safety, construction, welding, and oilfield services.  ORS Nasco serves its highly diverse customer base through eight distribution centers strategically located across the U.S.

The transaction is expected to close late this year and should be accretive to United’s earnings beginning in 2008.  The all-cash purchase price of approximately $180 million is subject to adjustment for changes in working capital prior to the closing date.  Completion of the transaction is subject to customary closing conditions as well as approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  United expects to fund the acquisition through its existing credit agreement.

Profitable Growth Opportunity

“Acquiring ORS Nasco will diversify our product offering and provide us entry into the estimated $22 billion wholesale industrial supplies market,” said Richard W. Gochnauer, president and chief executive officer of United Stationers.  “We see many parallels to our Lagasse business, which has been our fastest growing category.  Lagasse has grown from approximately $80 million to nearly $1 billion over the last 10 years.  We believe that ORS Nasco provides a similar platform for profitable growth.

“ORS Nasco has a strong management team and an outstanding group of people who are committed to providing superior service to their independent distributors,” continued Gochnauer.  We are excited to be partnering with them.  We are confident that our combined efforts, along with our expertise in marketing and logistical services, will allow us to grow this wholesale business, which operates in a highly fragmented market.”

“The partnership with United Stationers is the perfect fit for our customers and our organization,” said Bill Scheller, president and chief executive officer of ORS Nasco.  “Their commitment to the pure wholesale model and the independent distributor make them an ideal match for our business.  The scale and capabilities that they bring to our partnership will enable us to provide additional value to our customers and achieve faster growth and greater profitability.”

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United Stationers Signs a Definitive Purchase Agreement for ORS NASCO

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to complete this acquisition; United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers that sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United;  United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The company does not undertake to update any forward-looking statement, and investors are advised to consult any further disclosure by United on this matter in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

                United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2006 of $4.5 billion.  The company’s network of 62 distribution centers allows it to offer nearly 46,000 items to its approximately 20,000 reseller customers.  This network, combined with United’s depth and breadth of inventory in technology products, traditional business products, office furniture, janitorial and breakroom products, and foodservice consumables, enables the company to ship products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

                The company’s common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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